EXHIBIT 4.1

                            BENJAMIN MOORE & CO.
                       EMPLOYEES' STOCK PURCHASE PLAN
                                (as amended)

1. Purpose:

     The purpose of this Plan is to accord to such employees, officers and directors of Benjamin Moore & Co. (hereinafter called the Company) and its subsidiaries as may be selected as herein provided, by way of recognition for services rendered and to be rendered, and to foster continued interest in the development of the Company's affairs, an opportunity to purchase shares of the common stock of the Company.

2. Plan:

     The Plan is to allot for purchase in the manner and upon the conditions herein provided, by way of recognition for services rendered and to be rendered, and to foster continued interest in the development of the Company's affairs, up to One Million Six Hundred Thousand (1,600,000) shares of the common stock of the Company (as adjusted from time to time on account of stock splits, stock dividends or other recapitalization) held in its treasury to such of the employees, officers and directors of the Company and its subsidiaries as may be selected as hereinafter set forth. The allotment of One Million Six Hundred Thousand (1,600,000) shares of common stock for the purposes of this Plan (subject to adjustments as hereinabove provided) is intended as a maximum only, there being no requirement that any or all of such shares be offered for sale or be reserved for issuance under the Plan. Except as provided in the Restated Certificate of Incorporation of the Company, there shall be no limit on the number of shares offered to any employee, officer or director under the Plan.

3. Execution of the Plan:

     The Executive and Finance Committee of the Board of Directors may at such time or times as it may determine by way of recognition for services rendered and to be rendered, and to foster continued interest in the development of the Company's affairs, authorize the Company to offer such shares for sale to employees, officers and directors of the Company and its subsidiaries designated by said Committee in such amounts and proportions at the then current fair value of such shares payable in cash or in such installments (not to extend over ten (10) years) and upon such other terms and conditions including, the payment of interest on all unpaid balances, as it shall determine with respect to each offering of shares.

     The current fair value of the shares so offered shall be as determined by the Executive and Finance Committee of the Board of Directors and such determination shall be final and conclusive.

4. Rights of Purchaser Prior to Payment in Full:

     No shares shall be delivered until the purchase price, including any promissory note given in partial payment thereof, has been paid in full. Prior to the time the purchase price, including any promissory note given in partial payment thereof, has been paid in full, the purchaser shall possess such voting rights and rights to receive dividends as may be permitted to other holders of the common stock of the Company; provided, however, any and all payments accruing to such purchaser by way of dividends or otherwise, prior to the full payment of the purchase price, including any promissory note given in partial payment thereof, shall be credited to the purchaser on account of the payment agreed to be made by him for the purchase of said shares and shall not be paid directly to such purchaser.

5. General Conditions:

     Except as otherwise provided herein, the Executive and Finance Committee of the Board of Directors is authorized to prescribe the terms and conditions upon which any of the shares hereunder shall be offered and sold, including, without limitation, such detailed terms and conditions governing the cancellation and withdrawal of offers to sell, repurchases of shares, the handling of the same in the case of the employee's death, disability, default in his obligation to pay for the shares, temporary suspension of employment, permanent discharge or leaving service, or other specific situations, all as it shall deem reasonable, advisable or appropriate and best calculated to effect the purposes of this Plan.

6. Compliance with Securities Laws:

     No offer to sell shares of common stock of the Company under this Plan shall be made except pursuant to an effective registration statement and prospectus under the Securities Act of 1933, as amended, or an exemption thereunder, if in the opinion of counsel for the Company, such exemption be available.

7. Recall or Amendment:

     This Plan may be recalled, abolished, revised, amended, altered or changed by the Board of Directors or the Executive and Finance Committee as provided in Section 14A:8-1(3) of the New Jersey Business Corporation Act.


                                                                   EXHIBIT 4.2

                    NON-TRANSFERABLE ACCEPTANCE OF OFFER

Dear Employee:

     Benjamin Moore & Co. is pleased to inform you that you have been selected by the Executive and Finance Committee of the Board of Directors as an employee who is to be offered the opportunity to purchase shares of the Company's Common Stock under its Employees' Stock Purchase Plan (the "Plan"). Enclosed is a copy of a Prospectus dated April 8, 1998, through which these shares are being offered (the "Prospectus"), two copies of this form of Non-Transferable Acceptance of Offer and a return envelope.

     As stated in the Prospectus, the objective of the Plan is to afford designated employees of the Company and its subsidiaries an opportunity to purchase shares of the Company's common stock in recognition of the services being rendered by such employees, and to foster their continued interest in the affairs of the Company and the achievement of its goals.

     You are being offered the opportunity to purchase _____ shares of the Company's Common Stock. The shares are being offered at a price of $83.99 per share. You may only choose to purchase all _____ shares or _____ shares. You must pay for the shares by making a cash down payment equal to three percent (3%) of the total purchase price (for example, 100 shares x $83.99 = $8,399; 3% of $8,399 = $251.97). The balance of the purchase price will be paid by delivering (upon your receipt from the Company of confirmation of your purchase) either 1) the cash balance due or 2) a Secured Promissory Note, a Purchase and Security Agreement and a blank stock power (which will be provided to you by the Company), all as more fully described in the Prospectus. If your normal retirement date under the Company's retirement plan is prior to October 31, 1999 you must pay the balance due in cash and you will not have the option of making partial payment by delivery of a promissory note. If you wish to purchase shares which are being offered to you, you should fill in below the number of shares you are purchasing and the amount of your down payment (3% of the total purchase price for the shares you are buying), date and sign one copy of this Non-Transferable Acceptance of Offer (the second copy should be kept by you for your records), and return it to the Company in the enclosed envelope, together with your check or money order payable to the order of Benjamin Moore & Co. in an amount equal to your down payment. If you elect to purchase shares and pay less than the full purchase price immediately in cash, please note that you must check the box below which authorizes the Company to deduct the deferred portion of the purchase price from your pay. The Non-Transferable Acceptance of Offer and payment must be received by the Company on or before 12:00 noon, New Jersey time, on May 8, 1998. This offer shall be effective only upon delivery to the Company at its New Jersey offices and shall be construed and governed by the laws of the State of New Jersey. It is suggested that registered or certified mail, return receipt requested, be used. If you do not wish to purchase any of the shares offered, please so indicate below, sign and date this Non-Transferable Acceptance of Offer, and return it in the manner indicated above.

     The Prospectus and the documents enclosed therewith and referred to therein contain detailed information concerning the Company and the terms of this offering, including the Company's right to repurchase the shares under certain circumstances and its ongoing right of first refusal to purchase any shares purchased pursuant to the Prospectus in the event of their proposed sale. By signing and delivering a copy of this Non-Transferable Acceptance of Offer to the Company, you are agreeing to be bound by all such terms. You are urged to study the Prospectus carefully before making your decision as to whether or not to invest in the shares.

     If you have any questions concerning the details of accepting this offer, please communicate with Charles C. Vail or John T. Rafferty at the principal office of the Company.

                                        Very truly yours,


      Yvan Dupuy, President and                  Richard Roob, Chairman and
      Chief Operating Officer                    Chief Executive Officer
------------------------------------------------------------------------------

     The undersigned, an employee of Benjamin Moore & Co., or a subsidiary of that Company, hereby agrees to purchase shares of Common Stock, upon the terms and conditions referred to in the Prospectus dated April 8, 1998, receipt of which is hereby acknowledged. Enclosed is my cash down payment in the amount of $ (must be 3% of total purchase price).

      CHECK APPLICABLE BOX.

      |_|  I wish to pay the balance due entirely in cash.

      |_| I wish to pay the full balance due by promissory note (not available if your normal retirement date will occur before October 31, 1999).

                 Pursuant to my purchase of shares of the Company's Common
            Stock, I authorize the Company to deduct the unpaid portion of the purchase price from my pay. I authorize the aforesaid deduction to be made each pay period until the balance of the purchase price has been paid in full, in an amount calculated according to the formula set forth in the Prospectus referred to above.

                 I give this authorization voluntarily and without duress,
            coercion or fear of discharge. I understand that I may revoke this authorization at any time. In the event I revoke this authorization, I will be required, upon revocation, to pay the then unpaid balance of the promissory note I sign to represent the unpaid portion of the purchase price.

      |_|   I do not wish to purchase any of the shares offered.

     The stock certificate will be issued in the name (as corrected by you, if necessary) set forth above.


Dated:  ______________, 1998                    ____________________________
                                                Signature of Employee


                                                                   EXHIBIT 4.3

     PURCHASE AND SECURITY AGREEMENT

     THIS AGREEMENT, made at Montvale, New Jersey, as of the __th day of _____, 1998, between BENJAMIN MOORE & CO., a New Jersey corporation having an office for the transaction of business at 51 Chestnut Ridge Road, Montvale, New Jersey 07645, hereinafter designated as the "Company", and _______________ residing at hereinafter designated as the "Purchaser."

                            W I T N E S S E T H:

     That in consideration of the mutual promises and covenants hereinafter contained, and of other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed as follows:

     FIRST: The Purchaser hereby purchases from the Company and the Company hereby sells to the Purchaser _____ shares of the common stock of the Company (the "Shares"), at the price of $83.99 per share, $_____ of which has been paid prior to the execution and delivery of this Agreement, and the balance of which is being paid by the Purchaser making, executing and delivering to the Company contemporaneously herewith, his or her secured promissory note payable in ten (10) installments through December 31, 2007, without stated interest, except that: (i) in the event the Purchaser retires early in accordance with the provisions of the Company's retirement income plan on a date which is prior to October 31, 1999, the secured promissory note shall become immediately due and payable upon his or her retirement, (ii) in the event of the death of the Purchaser, the secured promissory note shall become due and payable on the six (6) month anniversary of the date of death, (iii) in the event that the Purchaser revokes his or her payroll deduction authorization for the unpaid balance of the secured promissory note, the secured promissory note shall become immediately due and payable and (iv) in the event that the Purchaser fails, within thirty (30) days of any request by the Company, to authorize deductions from the periodic payments to the Purchaser under the Company's retirement income plan in such amounts as are necessary to provide for the payment of installments on the secured promissory note as they become due or revokes his or her authorization previously given for such deduction, the secured promissory note shall become immediately due and payable.

     SECOND: The Purchaser hereby assigns, transfers and sets over to the Company the Shares, as collateral security for the full payment of the principal amount of the secured promissory note referred to herein, and for the full and complete performance of the terms, provisions and conditions of this Agreement on the part of the Purchaser to be kept, observed and performed. In the event that the Purchaser shall acquire any other or additional securities in respect of the Shares, as a result of reclassification, recapitalization, stock dividend, reorganization or otherwise, the Purchaser hereby pledges such securities to the Company in the same manner and upon the same terms and conditions, as provided herein with respect to the Shares to which this Agreement initially relates.

     THIRD: The Purchaser acknowledges that he or she is indebted to the Company in the full amount of the secured promissory note executed simultaneously with this Agreement.

     The Purchaser and the Company agree that the Company will credit the account of the Purchaser with any and all payroll deductions withheld and all cash dividends declared and paid after the date hereof, during the term of this Agreement, on the Shares, which payroll deductions and dividends the Purchaser hereby does irrevocably assign, transfer and set over to the Company. Any such payroll deductions and dividends paid during the course of a calendar year shall be held by the Company in escrow and credited at the end of such year (without interest thereon) against the unpaid balance of the secured promissory note. Payroll deductions shall be applied in payment of the principal installment due on the secured promissory note at the end of the year to the extent available and dividends shall be applied to future installments of principal in the order of their maturity.

     The Purchaser agrees that at any time, upon demand of the Company, he or she will make, execute and deliver any new or additional secured promissory or collateral note or notes which the Company in its sole judgment and discretion may require in order to effectuate the provisions of this Agreement.

     FOURTH: It is expressly understood and agreed between the parties hereto that in the event that at any time after the date of this Agreement the Purchaser is no longer employed by the Company or a subsidiary thereof for any reason, other than retirement in accordance with the provisions of the Company's retirement income plan on a date after October 31, 1999, whether by retirement prior to such date, voluntary termination or because the Company or a subsidiary thereof has discharged or dispensed with the services of the Purchaser either with or without cause, or because of the death of the Purchaser, and the full amount of the Purchaser's indebtedness under the secured promissory note has not been paid to the Company, the Company shall upon the happening of any such event have the option to purchase the Shares from the Purchaser and/or his or her executors, administrators and personal representatives at the price to be determined as hereinafter provided.

     Should the Company, within sixty (60) days after the termination of the Purchaser's employment by the Company or a subsidiary thereof other than by reason of the death of the Purchaser or within six (6) months after the date of death in such event, fail, refuse or neglect to exercise said option, then the Purchaser, or his or her legal representatives, shall have the right after the expiration of said sixty (60) day or six (6) month period (as the case may be), subject to the terms and provisions and conditions of the Agreement, to complete payment for the Shares in accordance with the terms of this Agreement and the secured promissory note delivered hereunder.

     In the event that the Company exercises its option to purchase, as aforesaid, the Company agrees to pay to the Purchaser or to his or her executors, administrators or other legal representatives (as the case may
be), an amount equal to the Current Fair Value of the Shares, as last regularly determined prior to the date on which the Purchaser's employment with the Company or a subsidiary thereof ceased. The Current Fair Value shall be as determined by or in the manner determined by the Executive and Finance Committee of the Board of Directors of the Company, which determination shall be final, binding and conclusive; provided, however, the Company shall deduct from the amount of the purchase price for the Shares all unpaid sums due from the Purchaser to the Company and any subsidiary thereof; and the balance (if any) of said purchase price, after deducting the amounts due the Company and any subsidiary thereof, shall be paid by the Company to the Purchaser, or to his or her legal representatives (as the case may be); and upon such purchase and payment, all the rights of the Purchaser and/or his or her legal representatives, in and to the Shares, and in and under this Agreement and the secured promissory note delivered hereunder, shall cease and terminate and come to an end, and the Shares shall thereupon become the sole and absolute property of the Company.

     Notwithstanding the foregoing, in the event of the death of a Purchaser, the Purchaser's estate will have the option, at any time prior to the repurchase of the shares by the Company, to make full payment of the unpaid balance of the secured promissory note, in which event such estate shall retain ownership of the shares subject only to the Company's right of first refusal described in Article SIXTH below. A Purchaser's estate desirous of electing to make such payment must do so by delivering notice of such election and a check or money order for the unpaid balance of the secured promissory note to the Company at its principal executive offices prior to the repurchase of the shares by the Company, except as may be otherwise specifically agreed to by the Company.

     FIFTH: The Purchaser agrees that if at any time while in the employ of the Company or a subsidiary thereof he or she does not keep, observe and perform any or all of the terms of this Agreement and of the secured promissory note delivered hereunder on his or her part to be kept, observed and performed, that the Company may, in its sole judgment and discretion, elect to purchase all of the Shares. Upon making such election to purchase, the Company shall pay to the Purchaser or his or her legal representatives (as the case may be) an amount equal to the Current Fair Value of the Shares as last regularly determined prior to the date on which the Company has determined the Purchaser has not kept, observed and performed any or all of the terms of this Agreement or of the secured promissory note delivered hereunder on his or her part to be kept, observed and performed. The Current Fair Value shall be as determined by or in the manner determined by the Executive and Finance Committee of the Board of Directors of the Company, which determination shall be final, binding and conclusive; provided, however, the Company shall deduct from the amount of the purchase price to be paid by it for Shares, all unpaid sums due from the Purchaser to the Company and any subsidiary thereof; and the balance (if any) of said purchase price, after deducting the amounts due the Company and any subsidiary thereof, shall be paid by the Company to the Purchaser or to his or her legal representatives (as the case may be); and the Purchaser, for himself or herself, his or her executors, administrators, and other legal representatives, hereby waives any and all notice of sale and right of redemption, whether created by agreement, common law or statute, or in any other manner whatsoever, and for himself or herself, his or her executors, administrators, and other legal representatives, irrevocably relinquishes all rights whatsoever, in and to the Shares, and in and under this Agreement and the secured promissory note delivered hereunder, and the Purchaser agrees that the Shares shall become the sole and absolute property of the Company upon payment as aforesaid; it being understood and agreed that the execution and delivery of this Agreement by the Company is a special consideration for the provisions herein contained.

     SIXTH: The Purchaser, for himself or herself, his or her executors, administrators and other legal representatives, and any permitted transferee of his or her Shares after his or her obligations under the secured promissory note have been discharged in full (herein referred to as a "holder"), agrees that if at any time the holder receives and wishes to accept a bona fide offer to sell or transfer such shares, such holder must first give written notice to the Company at its principal executive offices stating the name and address of the proposed transferee, the number of shares to be transferred, the price per share and the terms and conditions for the payment of such price (the "Terms of Sale"). The Company shall thereupon have the option to purchase the shares from the holder at the greater of (a) the Current Fair Value of the Shares as last regularly determined prior to the date the holder gave written notice or (b) the Terms of Sale. If the Company does not exercise its right of first refusal within thirty (30) days after its receipt of such notice, the holder shall be free to sell the Shares to the proposed transferee in accordance with the Terms of Sale, provided that if such sale does not occur within thirty
(30) days after the expiration of the Company's option, the holder's right to sell such shares to the proposed transferee shall expire and the holder shall again be obligated to comply with the provisions hereof as to any sale or transfer of such Shares. Notwithstanding the foregoing, the Purchaser's proposed transfer of shares to members of his or her immediate family shall not trigger the Company's right of first refusal set forth herein, provided that (i) no such transfer may be made while a secured promissory note is outstanding with respect to such Shares and (ii) the Company shall continue to have a right of first refusal on any proposed subsequent sale or transfer of the shares.

     SEVENTH: It is covenanted and agreed that the options to purchase granted hereunder to the Company shall be deemed fully exercised under all circumstances and conditions if the Company shall send by registered mail, addressed to the Purchaser or other holder at his or her address last known to the Company or as set forth in a notice of proposed sale given by a holder to the Company, a notice of its desire to exercise an option to purchase granted to it in Article FOURTH, FIFTH, or SIXTH hereof.

     EIGHTH: It is expressly understood and agreed between the Company and the Purchaser that in the event the Company at any time repurchases the Shares in accordance with the terms of this Agreement, and the net proceeds of such sale are insufficient to discharge in full all of the Purchaser's obligations to the Company in respect of the Shares, the Purchaser or his or her executors, administrators or other legal representatives (as the case may be) shall remain personally liable to the Company for the unpaid portion of such obligations.

     NINTH: As long as the Shares are pledged hereunder, the Purchaser agrees not to sell, pledge or otherwise transfer, encumber or dispose of any of the Shares, or take any other action with respect to any of the Shares that is inconsistent with the rights of the Company hereunder.

     The Company shall be under no obligation to transfer ownership of any of the Shares on its books, unless and until the purchase price for all of the Shares, together with interest thereon, has been paid in full.

     TENTH: This Agreement and the secured promissory note delivered hereunder are not assignable or transferable by the Purchaser, and shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and binding upon the Purchaser and his or her executors, administrators, and other legal representatives. Any such assignment or transfer, or purported assignment or transfer by the Purchaser or his or her legal representatives, shall be of no force or effect. This Agreement and the secured promissory note delivered hereunder shall be construed and governed in accordance with the laws of the State of New Jersey without regard to the conflicts of law rules thereof.

     IN WITNESS WHEREOF, BENJAMIN MOORE & CO. has caused this Agreement to be signed in its corporate name by its President, and the Purchaser has hereunto signed his or her name, as of the day and year first above written.

                                        BENJAMIN MOORE & CO.



                                        By
                                           -----------------
                                           Yvan Dupuy, President








                                           -----------------
                                           Purchaser


                                                                   EXHIBIT 4.4

      SECURED PROMISSORY NOTE

$_________                                                Montvale, New Jersey
                                                                ________, 1998

     FOR VALUE RECEIVED, __________, (the "Purchaser"), promises to pay to BENJAMIN MOORE & CO., a New Jersey corporation (the "Company"), or order, at its offices located at 51 Chestnut Ridge Road, Montvale, New Jersey 07645, in lawful money of the United States of America, the principal sum of _____ dollars ($ ), without stated interest, payable in ten (10) installments commencing December 31, 1998 as follows:

      December 31,
      ------------
          1998           $______________

          1999           $______________

          2000           $______________

          2001           $______________

          2002           $______________

          2003           $______________

          2004           $______________

          2005           $______________

          2006           $______________

          2007           $______________


provided that: (i) in the event the Purchaser retires early in accordance with the provisions of the Company's retirement income plan on a date which is prior to October 31, 1999, this Note shall become immediately due and payable upon the date of his/her retirement, (ii) in the event of the death of the Purchaser, this Note shall become due and payable on the six (6) month anniversary of the date of death, (iii) in the event that the Purchaser revokes his/her payroll deduction authorization for the unpaid balance of this Note, this Note shall become immediately due and payable and (iv) in the event that the Purchaser fails, within thirty (30) days of any request by the Company, to authorize deductions from the periodic payments to the Purchaser under the Company's retirement income plan in such amounts as are necessary to provide for the payment of installments on this Note as they become due or revokes his or her authorization previously given for such deduction, this Note shall become immediately due and payable.

     This Note is (i) issued pursuant to the terms of a certain Purchase and Security Agreement, dated as of May 8, 1998, by and between the Company and the Purchaser (the "Purchase and Security Agreement"), the terms and provisions of which Purchase and Security Agreement are hereby incorporated herein by reference and made a part hereof and (ii) secured by a pledge of all of the shares of Common Stock of the Company to which the Purchase and Security Agreement relates.

     This Note may be prepaid in whole, but not in part, at any time without penalty or premium. The benefit of the interest arrangement of this
Note is not transferable by the Purchaser. This Note shall be governed and construed in accordance with the laws of the State of New Jersey without regard to the conflicts of law rules thereof.


                                           -----------------
                                           Signature